        Exhibit 19.1

THRYV HOLDINGS, INC.

Amended and Restated Insider Trading Policy

Background

The Board of Directors (the “Board”) of Thryv Holdings, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), has adopted this Insider Trading Policy for our directors, officers and employees with respect to the trading of the Company’s securities, as well as the securities of other publicly traded companies with whom we have a business relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about a company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade based upon it. Companies may also be subject to liability if they fail to take reasonable steps to prevent insider trading by their representatives.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The U.S. Securities and Exchange Commission (the “SEC”) investigates and is very effective at detecting insider trading. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Several high-profile cases come to mind in recent years. Cases have been brought against people who have traded distressed debt obligations, credit derivatives, asset backed securities, bonds, and credit swaps.

This Policy is designed to prevent insider trading or even the appearance of possible insider trading, with the ultimate objective of protecting each of you and the Company from legal liability, and to protect the Company’s solid reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Company’s Chief Compliance Officer, Lesley Bolger, at Lesley.Bolger@thryv.com and 972-453-8553, or her designee.

Penalties for Noncompliance

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $2,559,636 or three times the amount of the profits gained, or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

Company Sanctions. Failure to comply with this Policy will also subject you to Company-imposed sanctions, up to and including immediate termination for cause, whether or not your failure to comply with this Policy results in a violation of law or is detected by any governmental enforcement authority.

Scope of Policy

Persons Covered. As a director, officer or employee of the Company or any of its subsidiaries, this Policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). It also covers other legal entities in which you have some level of discretionary control (partner, trustee, executor and the like). If in doubt, then assume that the subject person is covered by this Policy. You are responsible for making sure that the purchase or sale of any Company security by any such person complies with this Policy. Regardless of whether or not you hold your shares in brokerage accounts or other forms of ownership, unless you’ve completely surrendered all discretionary control over such shares, you are responsible for ensuring compliance with this Policy. This policy contains additional restrictions for directors and executive officers of the Company and its subsidiaries (the “D&Os”), and the employees of the Company listed on Appendix A attached hereto (together with certain employees of the Company and its subsidiaries designated or notified by the Board or the Chief Compliance Officer from time to time because of their position, responsibilities or their actual or potential access to material information, the “Designated Employees”, and, together with the D&Os, “Covered Persons”) who have access to material nonpublic information about the Company.

Companies Covered. The prohibition on insider trading in this Policy is not limited solely to trading in the Company’s securities. It includes trading in the securities of other firms, such as major suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale, while in possession of material nonpublic information about that other firm. Information that is not material to the Company may nevertheless be material to one of those other firms.

Transactions Covered. Trading includes purchases and sales of common or preferred stock; options and warrants; derivative securities such as put and call options and convertible debentures or convertible preferred stock; and debt securities (e.g., debentures, bonds and notes) and derivative securities based on debt securities. It also includes any other form of disposal, including gifts, pledges and the like.

This Policy’s trading restrictions generally do not apply to the simple exercise of a stock option using your own cash or other securities of the Company to fund the exercise price so long as the underlying shares are not then disposed of. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker and to the exercise of a stock appreciation right, as these transactions entail selling a portion of the underlying stock and/or securing a profit in the underlying stock.

Statement of Policy

No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if any of you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about that company which you obtained in the course of your employment with the Company or while you possess material nonpublic information regarding the Company that could potentially affect the other company. By engaging in any such transaction, you will be deemed to have made a representation to the Company that you are in compliance with this Policy.

No Disclosure of Material Nonpublic Information; No Tipping. You may not disclose material nonpublic information to anyone, except those persons within the Company or our third-party representatives (such as our independent auditors, investment banking advisors or outside legal counsel) whose work responsibilities require them to be aware of it. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

Company Transactions. From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy that any transactions in securities by the Company will comply with applicable laws with respect to insider trading.

No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this policy, except as provided in the Addendum attached hereto.

Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of impropriety, the Company’s Board of Directors has adopted an Addendum to Insider Trading Policy that applies to Covered Persons. The Company will notify you if you are subject to the Addendum and you will receive a copy of it.

The Addendum generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods (beginning on the day that is 10 days prior to the end of a quarter and ending after the second full business day following the release of the Company’s earnings for that quarter) and during certain other event-specific blackouts. Covered Persons also must pre-clear all trading in the Company’s securities as specified in the Addendum.

Post-Termination Transactions. If you are aware of material nonpublic information when your employment terminates or your service to the Company ceases, you may not purchase or sell the Company’s securities until that information has become public or is no longer material. Pre-clearance and blackout restrictions will cease to apply upon the expiration of any blackout period pending at the time of the termination of service.

Definition of Material Nonpublic Information

Note that inside information has two important elements – materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information include:
•Projections or forecasts of future financial results or other earnings guidance.
•Disclosure of current financial results, particularly results that are inconsistent with the consensus expectations of the investment community.
•A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets.
•Extraordinary borrowings or a change in debt ratings.
•Significant developments regarding the Company’s technology.
•A data breach that results in significant disruption in the Company’s operations or significant loss, potential loss, breach or unauthorized access to its property or assets, including its facilities and information technology infrastructure (“Cybersecurity Incident”).
•A change in management or the Board.
•Material events regarding the Company’s securities, including the declaration of a stock split or the offering of additional securities.
•Material financial and/or liquidity problems.

•Major changes in accounting methods or policies.
•Actual or threatened major litigation or government agency investigations, or the resolution of such litigation or investigations.
•New major contracts, orders, suppliers, auditors, customers or financing sources, or the loss thereof.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of 20/20 hindsight, doubts concerning the materiality of particular information always should be resolved in favor of materiality, and trading should be avoided. If you are unsure whether information is material, you should either consult the Chief Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Nonpublic information may include (i) information available to a select group of analysts or brokers or institutional investors, (ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated, and (iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days). One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release) and the investing public has had reasonable time to fully digest the information. As a general rule, information is not considered publicly available until the start of the second full trading day after the information is released.

Additional Guidance

The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

Short-term trading. Upon the purchase of any of the Company’s securities, D&Os may not sell any Company securities of the same class for at least six months after the purchase.

Short Sales. D&Os may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

Publicly Traded Options. Covered Persons may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading.

Margin Accounts and Pledges. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, Covered Persons are prohibited from pledging any Company securities they own.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or eliminate your ability to profit from an increase in the value of the Company’s securities or suffer from a decrease in such value. Therefore, Covered Persons may not engage in such transactions.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

It is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals. Please consult the “Communications Outside of the Company” section of the Policy on Business Conduct for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

Personal Responsibility

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. Compliance with this Policy in no way assures that you have complied with applicable law – it is solely your responsibility to comply with all applicable laws. If you violate any aspect of this Policy, the Company will take disciplinary action against you, up to and including immediate termination for cause.

Company Assistance

Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to your circumstances, please do not hesitate to seek additional guidance from the Company’s Chief Compliance Officer, at Lesley.Bolger@thryv.com or 972-453-8553. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Acknowledgment and Certification

All Covered Persons are required to sign, electronically or otherwise, the attached acknowledgment and certification.

This Insider Trading Policy was adopted by the Board of Directors of Thryv Holdings, Inc. on September 3, 2020 and amended on February 18, 2022, August 2, 2022 and February 26, 2025.

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Appendix A

Designated Employees*

•All employees with the title of director or above.
•All employees within the Chief Financial Officer’s organization.
•All employees within the Chief Product Officer’s organization.
•All legal department employees.
•All sales directors.

*For clarity, in addition to all D&Os.

ADDENDUM TO INSIDER TRADING POLICY:
PRE-CLEARANCE AND BLACKOUT PROCEDURES

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company’s Board of Directors has adopted this Addendum to Insider Trading Policy. This Addendum applies to all Covered Persons (as defined in the Insider Trading Policy).

Any obligations or restrictions set forth in this Addendum are in addition to and supplement those set forth in the Company’s Insider Trading Policy. No exceptions may be made to the Policy or this Addendum without the permission of the Chief Compliance Officer and the approval of our Board.

Pre-clearance Procedures

The Company’s Covered Persons are subject to the following pre-clearance procedures.

Covered Persons, together with those related persons identified in the Policy, may not engage in any transaction involving the Company’s securities subject to the Insider Trading Policy without first obtaining pre-clearance of the transaction, after representing that any such transaction otherwise complies with the Policy and this Addendum, as follows:

•All directors must obtain pre-clearance from both the Chief Compliance Officer;

•Other Covered Persons (other than the Chief Compliance Officer) must obtain pre-clearance from the Chief Compliance Officer; and

•The Chief Compliance Officer must obtain pre-clearance from the Chief Executive Officer.

Each such request for pre-clearance should be submitted in writing at least three business days in advance of the proposed transaction and contain all of the relevant details regarding such proposed transaction, including at least the number of shares and the period of time over which such transaction is likely to occur. Any pre-clearance shall be deemed valid only for a period of five business days, unless otherwise noted in such approval. If the transaction order is not placed in that period, pre-clearance of the transaction must be re-obtained.

Blackout Procedures

All Covered Persons are subject to the following blackout procedures.

Quarterly Blackout Periods. The Company’s public dissemination of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of impropriety, Covered Persons may not trade in the Company’s securities during the period beginning on the day that is 10 days prior to the last day of any fiscal quarter and ending after the second full business day following the public dissemination of the Company’s earnings for that quarter.

Event-Specific Blackouts. From time to time, an event may occur that is material to the Company and is known by only a few Covered Persons. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other Covered Persons, may not trade in the Company’s securities. The Company may also restrict trading of the Company’s securities during the period in which the Company investigates the underlying facts and assesses the materiality of significant Cybersecurity Incidents and prior to public disclosure of such incidents. The existence of an event-specific blackout will not be announced, other than to those Covered Persons who are already aware of the event giving rise to the blackout. If, however, another Covered Person seeks to trade in the Company’s securities during an event-specific blackout, the Chief Compliance Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any Covered Person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

Covered Persons may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if a specific blackout period is not in effect, as provided by the Policy, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

Hardship Exceptions. A Covered Person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, under appropriate circumstances, be permitted to sell Company stock even during the quarterly blackout period. Hardship exceptions may be granted only by the Chief Compliance Officer in consultation with the Chief Executive Officer, and must be requested at least two days in advance of the proposed trade. Under no circumstance will a hardship exception be granted during an event-specific blackout period for Covered Person who are aware of the material nonpublic information that gave rise to the blackout.

Approved 10b5-1 Plan Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that:
•has been reviewed and approved at least one month in advance of any trades thereunder by the Chief Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Chief Compliance Officer at least one month in advance of any subsequent trades);
•it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the

Covered Person. For D&Os, the cooling-off period ends on the later of (x) ninety days after the adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financials results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;
•was entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when such Covered Person was not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;
•gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
•it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Chief Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Chief Compliance Officer as described above.

Company Assistance

Your compliance with this Addendum and the Company’s Insider Trading Policy is of the utmost importance both for you and for the Company. If you have any questions about this Addendum, the Policy or their application to your circumstances, please do not hesitate to seek additional guidance from the Chief Compliance Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Thryv Insider Trading Policy, and the Addendum attached thereto. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________